Exhibit 10.15

Silver Opportunity Partners 2209 Big Creek Road Kellogg, ID83837
Michelle Shepston November 6, 2025
14100 Fairway Ln.
Broomfield, CO 80023
Dear Ms. Shepston:
Silver Opportunity Partners (the Company) is pleased to extend the following offer of employment to you as General Counsel & Corporate Secretary, reporting to Heather White (Chief Executive Officer) with both general business and IPO readiness responsibilities as follows:
General Counsel:
•	Legal Oversight: Ensure all legal aspects of the business and IPO are compliant with regulations.
•	Document Review: Lead the drafting and review of statutory reports, SEC filings, and contracts.
•	Risk Management: Proactively guide, identify and address legal risks to business and operations.
•	Coordinate Advisors: Structure and work with external law firms, bankers, and regulatory bodies.
•	Governance Setup: Establish and sustain board committees and compliance policies.
Corporate Secretary:
•	Board Support: Manage board and shareholder approvals for all business and IPO actions.
•	Governance Compliance: Review and update company bylaws and ensure proper governance.
•	Documentation: Maintain accurate records of meetings and filings.
•	Investor Relations: Handle shareholder communications and disclosures.
•	Policy Implementation: Roll out required corporate policies (e.g., ethics, whistleblower).
Employment will be at-will, which means that either you or the Company may terminate your employment relationship at any time, with or without cause or reason and that no one has any authority to alter your at-will relationship except in writing signed by you and the Chief Executive Officer

Silver Opportunity Partners
2209 Big Creek Road
Kellogg, ID83837

COMPENSATION
In this exempt position, your semi-monthly base salary will be U.S. $13,125 (U.S. $315,000 annually), less applicable withholdings and deductions (the “Base Salary”) and paid on regularly scheduled pay dates. You will be an employee of Silver Opportunity Partners LLC (SOP).
START DATE
Your start date will be December 15, 2025.
SCHEDULE
As a guideline, you will follow a 40-hour work week schedule. Some travel may be required to attend business, investor, and corporate meetings.
BONUS
You will be eligible for an annual target bonus of 40% of base salary (prorated for service during partial years), contingent on personal performance and executive approval. For exemplary performance, any annual payout can be increased, subject to Board approval. Conversely the bonus could be zero. Annual bonuses will be paid in cash at the discretion of the Board of Directors. Annual bonuses are paid no later than March 15 of the year after year-end close to employees that were employed on December 31 and at time of payment.
LONG-TERM INCENTIVE PLAN (LTIP)
Upon acceptance of employment, you will be automatically enrolled in the Sunshine Silver Mining & Refining Company Stock Option Award Plan. You will receive a one-time grant of 65,000 Incentive Stock Options at an Exercise Price of S40.00. This Stock Option Plan will vest over three years, with 1/3r° exercisable each of the next three years on your vesting date.
BENEFITS
We provide health and welfare benefits, including medical, dental, life and disability insurance, 401(K) savings plan (which currently has a 100% maximum company match up to 6% of the employee’s contribution) through our benefits plan. The Company’s health and welfare benefits are subject to change from time to time at the discretion of the Board of Directors.
Recognized holidays include New Year’s Day (January 1), Memorial Day (last Monday in May), Independence Day (July 4), Labor Day (first Monday in September), Thanksgiving (4th Thursday in November), and Christmas (December 25). You will also be eligible for 4 weeks of vacation per year. accrued monthly pursuant to Company policy.
RELOCATION
This section is not applicable

Silver Opportunity Partners
2209 Big Creek Road
Kellogg, ID83837
CONFIDENTIALITY, NON-SOLICITATION and NON-COMPETE PROVISIONS
In the course of your employment, you will become familiar with information about our business, properties, financial condition and exploration and other business opportunities that are not public. (“Confidential Information”). In addition, you will be in a position through which you would be able to unfairly compete against the Company should you seek work for the Company’s direct competitors or solicit the Company’s employees. Accordingly, your employment with the Company will be conditioned on your signing an industry standard form of Confidentiality, Non-Solicitation and Non-Competition Agreement designed to protect the Company’s business interests. You agree that you will keep this information confidential and not disclose this information to third parties as defined in the Confidentiality, Non-Solicitation and Non-Competition Agreement. You further agree that the post-employment restrictions on your solicitation of Company employees and competition are reasonable.
OTHER
Please understand that this offer is contingent upon satisfactory completion of a background investigation, pre-employment physical, reference checks and your written acceptance. Any representations or terms of employment contrary to or in addition to those contained in this letter and the Confidentiality, Non-Disclosure and Non-Competition Agreement referenced herein, which may have been made to you, are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Silver Opportunity Partners LLC.
Please sign and return this offer letter no later than close of business Wednesday, November 12, 2025.
I’m confident you will have a major impact the Sunshine Mine and our company, finding the work engaging, stimulating, and enjoyable. We look forward to welcoming you to the Sunshine Mining and Refining Company!

Silver Opportunity Partners
2209 Big Creek Road
Kellogg, ID83837

Sincerely,
/s/ Heather White
Heather White
Chief Executive Officer
I accept this offer of employment with the understanding that it is not an employment contract, either express or implied and not a guarantee of employment under any terms or for any duration. I understand that either I or the Company may terminate my employment at any time, for any reason, with or without reason and with or without notice. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by the Company is intended to modify the presumptions of at-will employment status, provided that this sentence shall not affect in any way the provisions of the separate confidentiality and change of control agreements referenced above. I confirm that my employment with the Company will not in any way violate the terms of any agreement with, or obligation to, any other individual or company.
Accepted and Agreed:

/s/ Michelle Shepston
Signature

Michelle Shepston Date: Nov. 11, 2025 Print Name